Exhibit 10-A



             AMENDMENT TO COYOTE STATION AGREEMENT
       FOR SHARING OWNERSHIP OF GENERATING UNIT NO. 1


     This Agreement is made as of the 14 day of June, 2001, by and between Otter Tail Power Company, a division of Otter Tail Corporation, a Minnesota corporation ("Otter Tail"), Northern Municipal Power Agency, a political subdivision and municipal corporation of the State of Minnesota ("Agency"), Montana-Dakota Utilities Co., a division of MDU Resources Group, Inc., a Delaware corporation ("Montana-Dakota"), Northwestern Public Service Company, a division of Northwestern Corporation, a Delaware corporation ("Northwestern").

                        Recitals

     WHEREAS, Otter Tail, Agency, Montana-Dakota, and Northwestern have entered into an agreement entitled "Coyote Station Agreement for Sharing Ownership of Generating Unit
No. 1," dated as of July 1, 1977, ("the Agreement for Sharing Ownership") providing for the joint ownership and operation of the Coyote Generating Unit No. 1 ("Coyote"); and

     WHEREAS, Section 7.1 of the Agreement for Sharing Ownership established a Coordination Committee to be maintained during the term of the Agreement; and

     WHEREAS, Section 7.4(d) of the Agreement for Sharing
Ownership authorizes Coordination Committee "action by oral or written consent of the representatives of that number of owners required to authorize action for the particular committee, . . ."; and

     WHEREAS, Section 11.3 of the Agreement for Sharing
Ownership provides that the Coyote Coordination Committee has the authority to appoint an owner as Operating Agent; and

     WHEREAS, the Coordination Committee on May 4, 1998, appointed a different owner as Operating Agent and pursuant to
Section 7.4(d) of the Agreement for Sharing Ownership caused minutes of the meeting and the action taken to accept the Otter
Tail/Minnkota operating proposal; and

     WHEREAS, no amendment reflecting the change in Operating
Agent has been made since that time, even though the change in Operating Agent has taken effect; and

     WHEREAS, Otter Tail, Agency, Montana-Dakota, and
Northwestern wish to amend the Agreement for Sharing Ownership to reflect the action taken by the Coordination Committee on May 4, 1998; and

     WHEREAS, the change of Operating Agent has created cost sharing issues related to certain Pension benefits, Post-
Retirement Medical benefits, and Post-Employment benefits; and

     WHEREAS, Otter Tail, Agency, Montana-Dakota, and
Northwestern wish to amend the Agreement for Sharing Ownership to reflect agreements they have reached regarding cost sharing of Pension benefits, Post-Retirement Medical benefits, and Post-
Employment benefits.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     Exhibit B of the Agreement for Sharing Ownership shall be amended to change the appointment of the designated Agent to that of Otter Tail.

     Article 11, Section 11.3 of the Agreement for Sharing
Ownership shall be amended to read as follows:

          "11.3  One of the owners shall act as Operating
           Agent. The owners hereby appoint Otter Tail, and Otter Tail hereby accepts such appointment, as the Operating Agent to serve as such until the termination of this Agreement, or until a different owner shall be appointed as Operating
           Agent by the Coordination Committee, whichever first shall occur."

     Exhibit C of the Agreement for Sharing Ownership shall be amended pursuant to the Audit Committee's approved amendment to Exhibit C for Coyote Station Benefit Expense Guidelines related to issues of Pension benefits, Post-Retirement Medical benefits, and Post-Employment benefits, adopted in accordance with Section
12.3 of the Agreement for Sharing Ownership.

     Otter Tail, as operating agent for the Coyote Station, pursuant to Section 12.3 of Article 12 of said Agreement hereby consents to the attached amendment to Exhibit C for Coyote Station Benefit Expense Guidelines related to issues of Pension benefits, Post-Retirement Medical benefits, and Post-Employment benefits.

     The Audit Committee's amendment to Exhibit C is attached hereto as a part of this Amendment to the Agreement for Sharing
Ownership and shall become part of Exhibit C, provided that Exhibit C may be amended from time to time by the Audit
Committee in accordance with Article 12, Section 12.3.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and sealed by their authorized representatives on the date appearing next to their signature block, intending thereby that this Agreement shall be effective as of its date, namely June 14, 2001.



Dated:  August 1, 2001          OTTER TAIL POWER COMPANY,
        --------------          A DIVISION OF OTTER TAIL
                                CORPORATION


                                By:  /s/John MacFarlane
                                   -----------------------



Dated:  August 3, 2001          NORTHERN MUNICIPAL POWER AGENCY,
        --------------          BY AND THROUGH ITS AGENT AND
                                REPRESENTATIVE FOR THE COYOTE
                                COAL PLANT, MINNKOTA POWER
                                COOPERATIVE, INC.


                                By:  /s/David Loer
                                   -----------------------



Dated:  August 9, 2001          MONTANA-DAKOTA UTILITIES CO.
        --------------          A DIVISION OF MDU RESOURCES
                                GROUP, INC.



                                By:  /s/Ronald D. Tipton
                                   -----------------------



Dated:  August 14, 2001         NORTHWESTERN PUBLIC SERVICE
        ---------------         A DIVISION OF NORTHWESTERN
                                CORPORATION

                                By:  /s/Michael J. Hanson
                                     /s/Jana Hanson
                                   -----------------------



                  Amendment dated June 14, 2001
                              To
                 Exhibit C Amended July 29, 1982
                              To
        Coyote Station Agreement For Sharing Ownership of
           Generating Unit No. 1 dated July 1, 1977

         COYOTE STATION BENEFIT EXPENSE GUIDELINES

The goal in this process is to develop a methodology that will be fair and reasonable for all Owners in an effort to keep all Owners whole in the operating of the Coyote Station.

                    PENSION BENEFITS

Pension benefit liability for Coyote Station personnel will be calculated separately reflecting the Otter Tail Corporation Pension Plan provisions, including the agreed upon 6% escalation adjustment offset from the MDU Resources Group Inc. Pension plan.

Pension plan expenses will be charged to the Coyote Station owners based on Statement of Financial Accounting Standard ("FAS") 87 accounting rules. Otter Tail Power Company will establish a separate pension reconciliation account assuming an adoption date of July 1, 1998.

ANNUAL EXPENSE CALCULATIONS
---------------------------

Annual FAS 87 expense will consist of the following items for Coyote Station personnel:

     1.  Service cost

     2.  Interest cost

     3. Estimated return on the hypothetical asset (as defined below) at the discount rate as used in the Otter Tail
         Corporation Pension Plan for the plan year.

     4. Amortization of transition prior service cost base. The transition prior service cost base was determined by amortizing Coyote Station liabilities under the Otter Tail Corporation plans as of July 1, 1998 over the future working lifetime of Coyote Station employees. This period is approximately 15 years.

     5. Amortization of gains and losses. The amount of gain or loss to be recognized in annual expense will be based on the methodology set forth under FAS rules, including: a) use of a 10% gain / loss corridor for Coyote related demographics and actuarial assumptions, and b) amortization over the future working lifetime of active employees; but excluding: c) gain or losses on hypothetical asset returns.

Assumptions for Coyote Station expense will mirror assumptions Otter Tail Corporation and its actuaries select for annual FAS 87 reporting purposes, except that: a) the expected return on assets shall equal the discount rate and b) amortization of gains / losses as outlined in 5.above.

HYPOTHETICAL ASSET ACCOUNT
--------------------------

The hypothetical asset is designed to represent the accumulated net value of contributions made by the Coyote Station owners.

The hypothetical asset account will be determined as if a contribution equal to the annual FAS 87 accounting expense (as specified above) is made to a hypothetical asset account during the plan year. Earnings on the hypothetical asset will be credited at a rate equal to the discount rate employed for actuarial valuations of the Otter Tail Corporation Pension Plan for the plan year. The hypothetical asset will be reduced to reflect benefit payments to plan participants who retired from active service at Coyote Station after July 1, 1998, and reasonable expense related to the operation of the plan. These expenses will be allocated to Coyote Station using a ratio of plan participants located at Coyote Station to the total plan participants as of the end of the year. These expenses include legal and actuarial fees directly related to Coyote Station operations along with an allocation of other fees.

The amount of the annual FAS 87 accounting expense related to participants located at Coyote Station will be included in the hypothetical asset for Coyote Station each year, regardless of whether Otter Tail Corporation makes any contribution to the Pension Plan for the year. If there is a year when the FAS 87 expense determination results in plan income for the year, this will be handled as a negative contribution and will reduce the hypothetical asset.

Contributions are assumed to be made to the hypothetical asset account during the year. Allocated earnings on the hypothetical asset will be calculated on an annual basis but it will be assumed contributions and benefit payments are made 13/24 of the way through the year. This is the standard way of recognizing monthly contributions. See sample pension calculation below.

When an Otter Tail Power Company employee transfers to Coyote Station with past Otter Tail Power Company service, the hypothetical asset will be increased by the amount of the employee's Projected Benefit Obligation (PBO). Likewise, when an employee transfers from Coyote Station to another Otter Tail Power Company location, the hypothetical asset will be reduced by the amount of their PBO, which includes any related unamortized transition amounts. This PBO will be net of the liability, if any, retained in the MDU Resources Inc. plan.


                                    COYOTE STATION PENSION CARVE OUT

                                           ESTIMATED DATA


                                          Half Year
  ESTIMATED DATA                            1998         1999        2000
  ------------------------------------    --------      ------      ------
A Projected Benefit Obligation            $348,346     $575,067    $626,332   Net of MDU assumed liability
B Service Cost                            $ 64,355     $156,931    $137,655
C Benefit Payments                        $     -      $     -     $  2,000
D Discount Rate                              7.25%        6.50%       7.75%
E Return on Hypothetical Asset               7.25%        6.50%       7.75%   Same as Discount Rate
F Amortization Period                         15.1         15.1        15.1

  FAS 87 EXPENSE
  ------------------------------------
G Service Cost                            $ 64,355     $156,931    $137,655   Includes wage changes
H Interest                                  12,628       37,379      48,541   A * D
I Expected Return on Assets                 (1,689)     (13,662)    (34,162)  E * (13/24 * beginning & ending balances)
J Prior Service Cost                        11,535       23,069      23,069   Greater benefits under OTP plan
K (Gains) / losses (see below)                  -         6,110          -    Calculated below
L Annual True-Up                                -        (5,000)      5,000
                                          ----------------------------------
M EXPENSE                                 $ 86,829     $204,828    $180,103

  HYPOTHETICAL ASSET
  ------------------------------------
N Hypothetical Asset Beginning Balance    $     -      $ 86,018    $302,007
O Plus Earnings on Hypothetical Asset        1,689       13,662      34,162   E * 13/24 * beginning & ending balances
P Less Benefits Paid                            -            -       (2,000)
Q Less Plan Operating Expenses              (2,500)      (2,500)     (2,500)
R Plus Annual Accounting Expense            86,829      204,828     180,103   Line M above
                                          ----------------------------------
S HYPOTHETICAL ASSET ENDING BALANCE       $ 86,018     $302,007    $511,772


  (GAINS) / LOSSES SCHEDULE
  ------------------------------------
T Actual Returns on Avg. Asset            $     -      $     -     $     -    (E-D) * (N+S)* 13/24 (one year lag)
U Demographics & Assumptions Fluctuations       -       149,768        (584)  Net Accumulated Unrecognized Amounts
V Corridor at 10%                           34,835       57,507      62,633   A * 10% (10% of PBO or asset, whichever is larger)
W Amount to Amortize                            -        92,261          -    (T + U) - V ,else zero
X Amortization Amount                           -         6,110          -    W / F


             POST-RETIREMENT MEDICAL BENEFITS

Post-Retirement Medical benefit liability for Coyote Station employees will be calculated separately reflecting the Otter
Tail Corporation Retiree Medical Plan provisions.

Plan expenses will be charged to the partners based on FAS 106 accounting rules. Otter Tail Power Company will establish a separate post-retirement medical benefit reconciliation account assuming an adoption date of July 1, 1998.

ANNUAL EXPENSE CALCULATIONS
---------------------------

Future FAS 106 expense will consist of the following items for Coyote Station personnel:

     1.  Service cost

     2.  Interest cost

     3. Estimated return on the hypothetical asset account (as defined below)

     4. Amortization of transition prior service cost base. The transition prior service cost base was determined by amortizing Coyote Station liabilities under the Otter Tail Corporation plans as of July 1, 1998 over the future working lifetime of Coyote Station employees. This period is approximately 11 years.

     5. Amortization of gains and losses. The amount of gain or loss to be recognized in annual expense will be based on the methodology set forth under FAS rules, including: a) use of a 10% gain / loss corridor, and b) amortization over the future working lifetime of active employees. The gain or loss determination will recognize actual Coyote liabilities and hypothetical assets (as defined below) as of the beginning of the plan year.

Assumptions for Coyote Station expense will mirror assumptions Otter Tail Corporation and its actuaries select for annual FAS 106 reporting purposes, except that: a) the expected return on assets shall equal the discount rate and b) amortization of gains / losses as outlined in 5.above.

HYPOTHETICAL ASSET ACCOUNT
--------------------------

The hypothetical asset is designed to represent the accumulated net value of contributions made by the Coyote Station owners.

The hypothetical asset account will be determined as if a contribution equal to the annual FAS 106 accounting expense (as specified above) is made to a hypothetical asset account during the plan year. Earnings on the hypothetical asset will be credited at a rate equal to the discount rate employed for actuarial valuations of the Plan for the plan year. The hypothetical asset will be reduced to reflect benefit payments to plan participants who retired from active service at Coyote Station after July 1, 1998, and reasonable expense related to the operation of the plan. These expenses will be allocated to Coyote Station using a ratio of plan participants located at Coyote Station to the total plan participants as of the end of the year. These expenses include legal and actuarial fees directly related to Coyote Station operations along with an allocation of other fees.

The hypothetical asset will be increased or decreased, in an amount equal to the annual FAS 106 accounting expense related to participants located at Coyote Station, each year, regardless of whether Otter Tail Power Company elects to fund Post Retirement Medical Benefits. If there is a year when the expense determination results in plan income for the year, this will be handled as a negative contribution and will reduce the hypothetical asset.

Contributions are assumed to be made to the hypothetical asset account during the year. Allocated earnings on the hypothetical asset will be calculated on an annual basis but it will be assumed contributions and benefit payments are made 13/24 of the way through the year. This is the standard way of recognizing monthly contributions.

When an Otter Tail Power Company employee transfers to Coyote Station with past Otter Tail Power Company service, the hypothetical asset will be increased by the amount of their Accumulated Post Retirement Benefit Obligation (APBO). Likewise, when an employee transfers from Coyote Station to another Otter Tail Power Company location, the hypothetical asset will be reduced by the amount of their APBO, which includes any related unamortized transition amounts.


See sample post retirement benefit calculation below.


                       COYOTE STATION POST RETIREMENT BENEFITS PENSION CARVE OUT

                                         ESTIMATED DATA


                                          Half Year
  ESTIMATED DATA                            1998         1999        2000
  ------------------------------------    --------      ------      ------
A Accum. Projected Benefit Obligation     $376,075     $534,599    $526,642
B Service Cost                            $ 31,811     $ 77,571    $ 68,043
C Benefit Payments                        $     -      $     -     $  2,000
D Discount Rate                              7.25%        6.50%       7.75%
E Return on Hypothetical Asset               7.25%        6.50%       7.75%   Same as Discount Rate
F Amortization Period                         11.5         11.5        11.5

  FAS 106 EXPENSE
  ------------------------------------
G Service Cost                            $ 31,811     $ 77,571    $ 68,043
H Interest                                  13,633       34,749      40,815   A * D
I Expected Return on Assets                 (1,420)     (11,035)    (27,299)  Line O below
J Prior Service Cost                        29,381       58,762      58,762   Greater benefits under OTP plan
K (Gains) / losses (see below)                  -         5,184          -    Calculated below
L Annual True-Up                                -        (5,000)      5,000
                                          ----------------------------------
M EXPENSE                                 $ 73,405     $160,231    $145,321

  HYPOTHETICAL ASSET
  ------------------------------------
N Hypothetical Asset Beginning Balance    $     -      $ 72,325    $241,091
O Plus Earnings on Hypothetical Asset        1,420       11,035      27,299   E * 13/24 * beginning & ending balances
P Less Benefits Paid                            -            -       (2,000)
Q Less Plan Operating Expenses              (2,500)      (2,500)     (2,500)
R Plus Annual Accounting Expense            73,405      160,231     145,321   Line M above
                                          ----------------------------------
S HYPOTHETICAL ASSET ENDING BALANCE       $ 72,325     $241,091    $409,211


  (GAINS) / LOSSES SCHEDULE
  ------------------------------------
T Actual Returns on Avg. Asset            $     -      $     -     $     -    (E-D) * (N+S)* 13/24 (one year lag)
U Demographics & Assumptions Fluctuations       -       113,080     (13,309)  Net Accumulated Unrecognized Amounts
V Corridor at 10%                           37,608       53,460      52,664   A * 10% (10% of APBO or asset, whichever is larger)
W Amount to Amortize                            -        59,620          -    (T + U) - V ,else zero
X Amortization Amount                           -         5,184          -    W / X



                   POST EMPLOYMENT BENEFITS

Post Employment Benefits (FAS 112) expenses will be charged to Coyote Station on a cash basis as costs are incurred. These charges will be in a ratio of Coyote Station post employment benefits participants to total participants included in FAS 112 expense.


                       SPECIAL RULES


Treatment of Benefit Assets and Liabilities in the event of a change in operating agent Otter Tail Power Company is the current operating agent of Coyote Station. At the time of a change in operating agent, Coyote Station liabilities would be compared to the hypothetical assets using the plan curtailment/settlement rules of FAS 88 and 106 or other applicable accounting standards. This methodology compares assets and liabilities at the time of the event and adjusts for any remaining unrecognized expense or income, such as prior service cost bases and accumulated gains and losses. Under this methodology, if hypothetical assets exceed liabilities at the time of the curtailment/settlement event, a net amount would be due to the Coyote Station owners from Otter Tail Power Company. If hypothetical assets are less than liabilities at the time of the curtailment/settlement event, a net amount would be due from the Coyote Station owners to Otter Tail Power Company. A method for actual exchange of funds or reimbursement, cognizant of the then current business environment and income tax implications of the owners, will be determined at the time of the curtailment/ settlement event, which would be mutually acceptable to all Coyote Owners.

The amount of gain or loss to be recognized in annual expense will be based on the methodology set forth under FAS rules, as calculated for participants located at Coyote Station, including: a) use of a 10% gain/loss corridor, and b) amortization over future working lifetime of active Coyote Station personnel. The gain or loss determination will recognize actual Coyote liabilities and hypothetical assets as of the beginning of the plan year. This amount will be spread over future working lifetime of active personnel. In order to avoid a large curtailment/settlement adjustment at the time of a change in operator, the accumulated FAS 87 and 106 (gain)/loss will be closely monitored. If it grows too large, it will be amortized more quickly so that, if there were a change in operating agent, it would result in a relatively smaller curtailment/settlement adjustment. The amortization period shall be mutually acceptable to all Coyote Owners.

The assumptions, which will be used to calculate the curtailment/settlement adjustment at the time of a change in operating agent, are important. The assumptions to be used to measure these liabilities will be based on expected future long-term funding assumptions.


SEVERANCE PAY
Otter Tail Power Company, as operating agent, will be responsible for severance pay issues on behalf of the owners. Costs of severance arrangements, including payments and benefits granted to severed full-time employees located at Coyote Station will be charged to the Coyote Station owners in proportion to their ownership of the facility. Any severance pay must be approved by the Owners prior to the inclusion of such costs in the Owners' Statement of Costs.

SETTLEMENT OF ASSETS AND LIABILITIES AT THE TIME COYOTE
STATION IS DECOMMISSIONED.
This will be handled in a manner similar to a change in operating agent described above.

PENSION AND RETIREE MEDICAL BENEFIT EXPENSE FOR THE OPERATOR'S GENERAL OFFICE EMPLOYEES
The operating agent will include as payroll overheads, net periodic pension cost and net periodic post-retirement benefit cost for payroll allocated from the operating agent's General Office employees as defined under Article 12.3 of the Operating Agreement. The operating agent will assume all risk and rewards of the underlying assumptions used in determining the employee benefits with no subsequent true up.

INCOME TAXES
Any tax consequences, favorable or unfavorable, related to plan funding or timing of tax deductions or non-deductible amounts for the Owners or Operation Agent, shall not be shared by the Coyote Station Owners.

OTHER EMPLOYEE BENEFITS
The operator will charge for other employee benefits consistent with Article 12.3 of the Operating Agreement. In the event of a change in Coyote Station operating agents or the subsequent decommissioning of the station, the liability for such benefits would be recalculated and adjustments made to true up differences.

ANNUAL TRUE-UP
For the six months ended 12/31/98, and annually thereafter, the operating agent shall true-up any differences between Pension and Post Retirement Medical Benefits as calculated here, and costs included in the monthly Statement of Costs to the Coyote Station owners. Such true-up shall appear in the Statement of Costs, the month following the true-up calculation, and shall be shared by Coyote Station owners on the basis of ownership percentage.

ACCOUNTING STANDARDS
In the event of a change in Accounting Standards affecting benefits, the Operating Agent shall revise these guidelines to the mutual satisfaction of the Coyote Station owners.

PERIODIC REVIEWS
Reflecting the interests of all Coyote Owners and the Operating
Agent, these Coyote Station Benefit Guidelines shall be in effect until December 31, 2003, and shall be reviewed at that time.


      This Amendment was approved by the Coyote Station
              Audit Committee, June 14, 2001.